UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2009

GOLDEN ARIA CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51866	20-1970188
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

#950-1130 West Pender Street, Vancouver, BC Canada V6E 4A4
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 604-602-1633

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 11, 2009, our Board of Directors amended and restated our bylaws. The amendment and restatement of the bylaws was for the purpose of, among other things, removing certain outdated and redundant provisions that existed in our prior bylaws with respect to corporate governance, shareholder and director meeting procedures, and indemnification procedures. The changes to our prior bylaws include: (i) expanding certain provisions with respect to shareholders’ meetings including change of quorum requirements; (ii) amending certain provisions respecting appointment of directors, corporate governance and committees, and directors’ meetings; (iii) expanding certain provisions with respect to officers and their duties; (iv) changing certain provisions with respect to share certificates; and (vi) adding certain indemnification provisions.

The following is a description of certain of the substantive differences between the amended and restated bylaws and our prior bylaws:

Article I “Offices” has been deleted.

Article II, Section 1 “Annual Meeting” of the prior bylaws provided that the annual meeting would be held on a set date and time. Article I, Section 1 of the amended and restated bylaws provides that the annual meeting may be called by the Board of Directors.

Article II, Section 2.3 “Notice of Meetings” of the prior bylaws has been deleted.

Article II, Section 2.5 “Quorum” of its prior bylaws provided that a quorum constituted a majority of shareholders. Article I, Section 4 of the amended and restated bylaws provides that holders of at least 10%) of the issued and outstanding voting stock constitute a quorum for shareholder meetings.

Article VII “Indemnification” was added. Section 1 of Article VII provides that the Company shall indemnify directors, officers and employees for losses they incur by reason of their service. Section 2 of Article VII permits the Company to purchase directors and officers’ liability insurance.

The above description is qualified by reference to the full text of the Amended and Restated Bylaws of the Company which are attached as Exhibit 3.1 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01 Financial Statements And Exhibits.

(d)Exhibits

Exhibit
Number	Description of Exhibit
3.1	Amended and Restated Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN ARIA CORP.

By: “Robert McAllister
Robert G. McAllister
President

December _17__, 2009